Exhibit 10(rr)

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) between United RENTALS, INC., a Delaware corporation, having a principal place of business at 100 First Stamford Place - Suite 700, Stamford, CT 06902 (United Rentals, Inc. and its subsidiaries, parents and other affiliates are referred to collectively as the “Company”), and JESSICA GRAZIANO (“Employee”) is hereby entered into as of the date identified below. It cancels and supersedes all prior agreements with respect to the subject matter hereof.
Recitals:
The Company engages in the business of renting and selling equipment and merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial equipment, aerial work platforms, traffic safety equipment, trench safety equipment, industrial equipment, landscaping equipment, and home repair and maintenance equipment, as well as highway construction related technologies and the buying of companies that engage in such activities along with the computer hardware and software systems designed, developed and utilized with respect to any of the foregoing. The Company may in the future also engage in other businesses.
Employee is or will be employed by the Company in a confidential relationship where Employee, in the course of his or her employment with the Company, has become or will become familiar with and aware of information which was established and maintained at great expense to the Company; this information is a Trade Secret (as defined below) and constitutes valuable goodwill of the Company. The protection of these Trade Secrets is of critical importance to the Company.

The Company will sustain great loss and damage if Employee should violate the provisions of this Agreement. Monetary damages for such losses would be extremely difficult to measure.

NOW, THEREFORE, in consideration of the Company’s employment of Employee on an at-will basis, the Employee acknowledges that sufficient consideration is being granted in exchange for the terms and provisions contained herein, including, but not limited to, the non-compete provisions contained in Section 3 hereof and the assignment provision contained in Section 9(c) hereof. For the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.	Employment At Will; Full Time, Etc.

(a)	Employee is employed on at-will basis. His or her employment may be terminated by the Company or by the Employee, at any time, for any reason, without notice or cause.

(b)
During his or her employment, Employee shall devote his or her full time, attention and use best efforts to promote and further the business and services of the Company. Employee shall faithfully adhere to, execute and fulfill all policies established by the Company. Employee shall not, during his or her employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior written consent of the Company.

(c)	All funds received by Employee on behalf of the Company, if any, shall be held in trust for the Company and shall be delivered to the Company as soon as practicable.

(d)	The Company shall reimburse Employee for properly documented expenses that are incurred by Employee on behalf of the Company in accordance with Company policies in effect from time to time.

(e)
Employee agrees and acknowledges that if Employee is eligible to receive commissions, bonuses or other incentive pay (referred to collectively as “Incentive Compensation”), such Incentive Compensation, if any, shall be calculated in accordance with the applicable Company policies, procedures and/or plans that are in effect at that time. Employee understands and agrees that it is his or her responsibility to review such policies, procedures and/or plans as needed to ensure his or her comprehension. Employee agrees to raise any questions he or she has about such policies, procedures and/or plans with his or her supervisor or the Human Resources department. Employee further agrees and acknowledges that all applicable Company policies, procedures and/or plans may be revoked or amended at the Company’s sole discretion and at any time without advance notice to Employee.

2.Trade Secrets; Confidentiality and Company Property. During and at all times after Employee’s employment with the Company:

(a)
Employee will not disclose to any person or entity, without the Company’s prior written consent, any Trade Secrets or other Confidential Information (as defined below), whether prepared by Employee or others;

(b)	Employee will not use any Trade Secrets or other Confidential Information in order to solicit or call upon any person or entity;

(c)	Employee will not directly or indirectly use any Trade Secrets or other Confidential Information other than as directed by the Company in writing;

(d)
Employee will not, except in the furtherance of the business of the Company, remove any Trade Secrets or other Confidential Information from the premises of the Company without the prior written consent of the Company;

(e)
All products, correspondence, reports, records, charts, advertising materials, designs, plans, manuals, field guides, memoranda, lists and other property compiled or produced by Employee or delivered to Employee by or on behalf of the Company or by its customers (including, but not limited to, customers obtained by the Employee), whether or not Confidential Information, shall be and remain the property of the Company and shall be subject at all times to its direction and control;

(f)
Upon termination of employment for any reason whatsoever, or upon request at any time, Employee will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio, computer tapes, discs, electronic media, other formats now known or hereinafter devised, or otherwise) of all Trade Secrets or other Confidential Information, and all property identified in Section 2(e) above, that is in Employee’s possession, custody or control, whether prepared by Employee or others;

(g)
“Trade Secrets” shall mean all information not generally known about the business of the Company, which is subject to reasonable efforts to maintain its secrecy or confidentiality, and from which the Company derives economic value from the fact that the information is not generally known to others who may obtain economic value from its disclosure or use, regardless of whether such information is specifically designated as a trade secret, and regardless of whether such information may be protected as a trade secret under any applicable law. Employee acknowledges that the Company’s Trade Secrets reside in Connecticut, and that Employee will access, utilize, and/or obtain such Trade Secrets.

(h)	“Confidential Information” shall mean all information which is valuable to the Company and not generally known to the public, and includes, but is not limited to:

(i)	business, strategic and marketing plans and forecasts, and the past results of such plans and forecasts;

(ii)	business, pricing and management methods, as well as the accumulation, compilation and organization of such information;

(iii)	operations manuals and best practices memoranda;

(iv)	finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions;

(v)
arrangements with, preferences, pricing history, transaction history, identity of internal contacts or other proprietary business information relating to, the Company’s customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;

(vi)	technical information, work product and know-how;

(vii)	cost, operating, and other management information systems, and other software and programming;

(viii)
the name of any company or business, any part of which is or at any time was a candidate for potential acquisition by the Company, together with all analyses and other information which the Company has generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company’s business, assets, financial results or prospects; and

(ix)	the Company’s Trade Secrets (note that some of the information listed above may also be a Trade Secret).
3.Non-Compete Provisions. The following covenants are made by Employee in partial consideration for the substantial economic investment made by the Company in the employment, education and training of Employee and the compensation and other benefits afforded by the Company to the Employee. Such covenants were material inducements to the Company in deciding to invest in Employee and giving Employee access to the Company’s Trade Secrets and Confidential Information.

(a)
During his or her employment by the Company and for a period of 12 months immediately following the termination of his or her employment for any reason whatsoever, whether or not for cause or by resignation, Employee will not, directly or indirectly (whether through affiliates, relatives or otherwise):

(i)
in any Restricted Area (as hereinafter defined), be employed or retained by any person or entity who or which then competes with the Company in the Restricted Area to any extent, nor will Employee directly or indirectly own any interest in any such person or entity or render to it any consulting, brokerage, contracting, financial or other services or any advice, assistance or other accommodation. Employee shall be deemed to be employed or retained in the Restricted Area if Employee has an office in the Restricted Area or if Employee performs any duties or renders any advice with respect to any competitive facility or business activities in the Restricted Area. A "Restricted Area" means each of:

(A)	the states of 1) Alabama, 2) Alaska, 3) Arizona, 4) Arkansas, 5) California, 6) Colorado, 7) Connecticut, 8) Delaware, 9) Florida, 10) Georgia, 11) Hawaii, 12) Idaho, 13) Illinois, 14)

Indiana, 15) Iowa, 16) Kansas, 17) Kentucky, 18) Louisiana, 19) Maine, 20) Maryland (including the District of Columbia), 21) Massachusetts, 22) Michigan, 23) Minnesota, 24) Mississippi, 25) Missouri, 26) Montana, 27) Nebraska, 28) Nevada, 29) New Hampshire, 30) New Jersey, 31) New Mexico, 32) New York, 33) North Carolina, 34) North Dakota, 35) Ohio, 36) Oklahoma, 37) Oregon, 38) Pennsylvania, 39) Rhode Island, 40) South Carolina, 41) South Dakota, 42) Tennessee, 43) Texas, 44) Utah, 45) Vermont, 46) Virginia, 47) Washington, 48) West Virginia, 49) Wisconsin, and 50) Wyoming;

(B)
the Canadian Provinces of 1) New Brunswick, 2) Newfoundland and Labrador, 3) Nova Scotia, 4) Ontario, 5) Prince Edward Island, 6) Quebec, 7) Manitoba, 8) Saskatchewan, 9) Alberta, and 10) British Columbia;

(C)	any state in the United States in which the Company conducts any business activity;

(D)	any province in Canada in which the Company conducts any business activity; and

(E)
regardless of state, the area within a 50 mile radius of any office or facility of the Company in which or in relation to which Employee shall have performed any duties, or had management, financial or sales responsibilities, for the Company during the one year period preceding the termination of his or her employment.

(ii)
Be employed or retained anywhere in the United States or Canada by a Similar Entity (as hereinafter defined), nor will Employee directly or indirectly own any interest in any Similar Entity or render to it any consulting, brokerage, financing, contracting, or other services. A "Similar Entity" means each of:

(A)	the entities listed in Exhibit A to this Agreement;

(B)	any entity which at any time during the term of Employee’s employment was a candidate for acquisition by or merger with the Company; and

(C)	any entity which owns or owned any facility which was acquired by the Company, or was a candidate for acquisition by the Company, at any time during the term of Employee's employment.

(b)
During his or her employment by the Company and for a period of 12 months immediately following the termination of his or her employment for any reason whatsoever, whether or not for cause or by resignation, Employee will not anywhere directly or indirectly (whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons):

(i)
solicit the business of, or call upon, any person or entity, or affiliate of any such person or entity, who or which is or was a customer, supplier, manufacturer, finder, broker, or other person who had a business relationship with the Company or who was a prospect for a business relationship with the Company at any time during the period of Employee’s employment, for the purpose of providing or obtaining any product or service reasonably deemed competitive with any product or service then offered by the Company;

(ii)
approve, solicit or retain, or discuss the employment or retention (whether as an employee, consultant or otherwise) of any person who was an employee of the Company at any time during the one-year period preceding the termination of Employee’s employment by the Company. Nothing in this section restricts employees from engaging in protected activities with other employees concerning their wages, hours, and working conditions as set forth in Section 7 of the National Labor Relations Act;

(iii)	solicit or encourage any person to leave the employ of the Company;

(iv)
call upon or assist in the acquisition of any company which was, during the term of this Agreement, either called upon by an employee of the Company or by a broker or other third party, for possible acquisition by the Company or for which an employee of the Company or other person made an acquisition analysis for the Company; or

(v)	own any interest in or be employed by or provide any services to any person or entity which engages in any conduct which is prohibited to Employee under this Section 3(b).

(c)
Before taking any position with any person or entity during the 12 month period following the termination of his or her employment for any reason, with or without cause or by resignation, Employee will give prior written notice to the Company of the name of such person or entity. Irrespective of whether such notice is given, the Company shall be entitled to advise each such person or entity of the provisions of this Agreement, and to correspond and otherwise deal with each such person or entity to ensure that the provisions of this Agreement are enforced and duly discharged. Employee acknowledges that Employee has not signed a confidentiality, non-competition or non-solicitation agreement with any former employer that by its terms remains in effect.

(d)
All time periods in this Agreement shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce the agreements and covenants in this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

(e)
Employee understands that the provisions of this Agreement have been carefully designed to restrict his or her activities to the minimum extent which is consistent with law and the Company's requirements. Employee has carefully considered these restrictions, and Employee confirms that they will not unduly restrict Employee’s ability to obtain a livelihood. Employee has heretofore engaged in businesses other than the business in which he will be engaged on behalf of the Company. Before signing this Agreement, Employee has had the opportunity to discuss this Agreement and all of its terms with his or her attorney.

(f)
Since monetary damages will be inadequate and the Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, the Company shall be entitled, among other remedies (i) to an injunction restraining any violation of this Agreement (without any bond or other security being required) by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement, (ii) to require Employee to hold in a constructive trust, account for and pay over to the Company all compensation and other benefits which Employee shall derive as a result of any action or omission which is a violation of any provision of this Agreement and (iii) to require Employee to account for and pay over to the Company any net profit earned by the Employee from the exercise, from and after the 12-month period prior to the termination of his or her employment, of any stock options issued to him/her by the Company.

(g)
The courts enforcing this Agreement shall be entitled to modify the duration, scope or other provision of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

3.1    Salary Continuation Payments.

(a)
In the event Employee resigns for Good Reason (as defined below), or Employee’s employment was terminated by the Company without “cause” (as defined below), then, for a period of 12 months following termination of employment, the Company shall: i) pay to Employee every two weeks 1/26th of (A) the base salary paid to Employee by the Company during the 12 month period immediately preceding termination of his or her employment, or (B) for an Employee who was employed by the Company for a period less than 12 months, the annualized base salary paid to Employee by the Company for the period of employment preceding the Employee’s termination; provided, however, that the first payment shall be made on the sixtieth (60th) day following the date of termination, and such first payment shall be equal to the amounts that would have been paid had payments begun immediately after such termination; ii) provide Company-paid medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Employee is then actively enrolled in such medical and dental coverage and provided Employee makes a timely COBRA election to continue such medical and dental coverage. Notwithstanding the foregoing, all payments provided to Employee in this Section 3.1 are conditioned upon Employee’s execution and non-revocation of a separation agreement and general release, in such form as the Company in its sole discretion determines. The Company shall provide Employee with the proposed form of separation agreement and general release no later than seven (7) days following the date of Employee’s termination, and Employee shall execute such separation agreement and general release no later than fifty-two (52) days after the date of Employee’s termination (Employee shall be provided a seven (7) day revocation period following his or her delivery of such separation agreement and general release to the Company). In the event Employee fails to timely execute the aforementioned separation agreement and general release (or revokes same), or Employee at any time breaches any of the terms of this Agreement, all provisions of this Agreement shall remain in effect for the full terms specified herein, but the Company shall not be obligated to, and shall no longer be obligated to, provide to Employee the payments described in this Section 3.1.

(b)
As used in this Section 3.1, “cause” shall mean the occurrence of any of the following events as solely determined by the Company: (i) the Employee has misappropriated any funds or property of the Company, or has willfully or negligently destroyed property of the Company; (ii) the Employee has been convicted of any crime that impairs the Employee’s ability to perform his or her duties and responsibilities with the Company, or that causes or may cause damage to the Company or its operations or reputation, or that involves fraud, embezzlement or moral turpitude; (iii) the Employee has (a) obtained personal profit from any transaction of or involving the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior written approval of the Company or (b) engaged in any other conduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company and which has resulted or may result in damage to the Company; (iv) the Employee’s job performance is unsatisfactory; (v) the Employee has engaged in on-the-job conduct that falls below the standards the Company may reasonably expect; (vi) the Employee’s use of alcohol or drugs has interfered with his or her ability to perform his or her duties and responsibilities with the Company; (vii) the Employee has knowingly made any untrue statement or omission on or in support of the Employee’s application for employment with the Company, regardless of when discovered; (viii) the Employee has falsified Company records; (ix) the Employee has an unsatisfactory record of tardiness and/or attendance; (x) the Employee has committed any act intended to damage the reputation of the Company or which, in fact, damages the reputation of the Company; (xi) the Employee has disclosed to any unauthorized person any confidential or proprietary information, records, data, formulae, specifications or trade secrets or other information of value to the Company; or, (xii) the Employee has (a) violated the Company’s policies or rules (including, but not limited to, the Company’s equal employment opportunity policies) or (b) is guilty of negligence or misconduct in the performance of his or her duties with the Company.

(c)
As used in this Section 3.1, “Good Reason” shall mean that the Company requires Employee to permanently relocate Employee’s primary work location to a new location more than 50 miles from Stamford, CT; provided that Employee has given to the Company written notice of the occurrence of such event within 90 days of the initial occurrence of such event with a reference to this Agreement, and the Company has not cured such event by the 30th day after the date of such notice; and provided further that the Employee resigns as a result of such event within six months following the initial occurrence of such event.

3.2.    Section 409A

(a)
The Company makes no representations regarding the tax implications of any compensation, payments and/or benefits to be paid to Employee under the Employment Agreement, including, without limitation, under Section 409A of the Internal Revenue Code (the “Code”). (Nothing in this Section 3.2 shall be construed as creating a right to any compensation, payments and/or benefits). Employee is advised to consult with a tax attorney/advisor regarding any tax implications. In the event the Company and Employee agree that the terms hereof would result in Employee being subject to tax under Section 409A of the Code, Employee and the Company shall negotiate in good faith to amend the Employment Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder. If for any reason, such as imprecision in drafting, any provision of the Employment Agreement (or of any award of compensation, including, without limitation, equity compensation or benefits) does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent.

(b)
To the extent that the right to any payment (including the provision of benefits) under the Employment Agreement provides for deferred compensation within the meaning of Code Section 409A that is not exempt from Code Section 409A as involuntary separation pay or a short-term deferral (or otherwise), a termination of employment shall not be deemed to have occurred for purposes of any provision of the Employment Agreement providing for any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service”.

(c)
In addition, notwithstanding any provision to the contrary in the Employment Agreement, if Employee is deemed on the date of Employee’s “separation from service” (within the meaning of Code Section 409A) to be a “specified employee” (within the meaning of Code Section 409A), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his or her “separation from service” and (ii) the date of his or her death. Each payment under the Employment Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under the Employment Agreement.

(d)
All reimbursements and in-kind benefits provided under the Employment Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) subject to any shorter time periods provided herein, in no event shall such reimbursements and payments by the Company under the Employment Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of such reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the reimbursements and in-kind benefits that the Company is obligated to pay or provide in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than

Employee’s remaining lifetime (or if longer, through the 20th anniversary of the effective date of the Employment Agreement).

4.
Inventions and Intellectual Property. Employee shall promptly disclose to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during or after regular hours of employment, during the period of employment or within one year thereafter, and which are related to the business or activities of the Company or which Employee conceives as a result of his or her employment by the Company, and Employee hereby assigns and agrees to assign all Employee’s interests therein to the Company or its nominee. Employee also agrees that all works created by him/her are considered work made for hire and prepared by Employee within the scope of his/her employment by the Company and Employee further agrees to assign, and hereby does assign automatically, all such future work to the Company. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters of Patent or Copyright of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee’s assigns, executors, administrators and other legal representatives.

5.Jurisdiction, Arbitration & Attorneys’ Fees.

(a)
Consent to Personal Jurisdiction. Employee hereby agrees that the interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut and Employee hereby consents that such courts be granted exclusive jurisdiction for such purpose. Employee hereby acknowledges that, in the performance of his or her duties, Employee will maintain significant contacts with the Company’s corporate offices in Connecticut, including, without limitation, telephone and email contacts with corporate personnel, access to corporate databases maintained in Connecticut, required attendance at certain training and/or strategic meetings, and payment of business related travel and entertainment expenses.

(b)	Waiver of Jury Trial. Employee hereby waives a trial by jury in all legal disputes brought pursuant to this Agreement.

(c)
Waiver of Service. Employee agrees to waive formal service of process under any applicable federal or state rules of procedure. Service of process shall be effective when given in the manner provided for notices hereunder.

(d)	Arbitration of Certain Claims by Employee.

(i)
Except for matters referred to in Section 5(a), any and all claims by Employee relating to any matter arising during or after the employment of the Employee by Company or in connection with the cessation of said employment shall be resolved exclusively by arbitration conducted by one arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures established by the American Arbitration Association (AAA). The Company will provide a copy of these Rules to Employee on request. The decision of the arbitrator will be final and binding on both parties.

(ii)
The claims and disputes to be arbitrated under this Section 5(d) (“Arbitrable Claims”) include without limitation, disputes or claims arising under (A) federal, state, and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, (B) the law of contract and (C) the law of tort.

(iii)
Each Arbitrable Claim shall automatically expire unless Employee begins arbitration for the claim no later than the first anniversary of the day on which the Employee learned or reasonably should have learned that he or she may have such claim.

(iv)
No Arbitrable Claim may be initiated or maintained on a putative or certified class, collective or multi-party action basis either in a court or in Arbitration. Any Arbitrable Claim purporting to be brought as a putative or certified class, collective or multi-party action basis will be decided under these rules as an individual claim in Arbitration.

(v)
No language in this document is intended to limit in any way Employee’s rights under the National Labor Relations Act (“NLRA”), and any claims under the NLRA are specifically excluded from the arbitration provisions described above.

(e)
Attorneys’ Fees. If Employee breaches any of the covenants set forth in this Agreement, Employee agrees to pay all costs (including reasonable attorneys’ fees) incurred by the Company in establishing that breach and in otherwise enforcing any of the covenants or provisions of this Agreement.

6.Suits Against Company.

(a)
Both during and after the term of employment hereunder, Employee covenants that Employee will not bring suit or file counterclaims against the Company, for corporate misconduct (which for this purpose does not mean matters for which Employee has a personal claim against the Company in his or her capacity as an employee), unless both of (i) and (ii) shall have occurred, namely:

(i)	Employee shall have first made written demand to the Company's Board of Directors to investigate and deal with such misconduct, and

(ii)
The Board of Directors shall have failed within 45 days after the date of receipt of such demand to establish a Special Litigation Committee, consisting exclusively of outside directors, to investigate and deal with such misconduct.

(b)
Without limiting the generality and to further implement the foregoing, Employee irrevocably and unconditionally consents at the option of the Company to the entry of temporary restraining orders and temporary and permanent injunctions (without posting bond or other security) against the filing of any action or counterclaim that is prohibited hereunder.

(c)
The opinion of the Board of Directors shall be binding and conclusive on the determination of which directors constitute "outside directors," and the determination of the Special Litigation Committee shall be binding and conclusive on all matters relating to the actual or alleged misconduct which is referred to it as aforesaid.

7.Cooperation in Proceedings. During and after the termination of Employee’s employment, Employee will cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks Employee’s assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee will be available to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. If Employee is not then employed by the Company, the Company shall pay to Employee reasonable compensation for documented time spent in such cooperation, consistent with his or her compensation from the Company prior to termination. Except as required by law and/or related to an investigation by a government agency, Employee will not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or to any person who was at any time an officer or director of the Company.
8.Non-Disparagement. Except as may be compelled by law or as authorized in writing by the Company, during and at all times after Employee’s employment with the Company, Employee shall not make any oral or written defamatory or recklessly malicious statements, nor take any actions, which could disparage or denigrate: a) the Company or any of its subsidiaries; b) any of the Company’s current or former officers, directors or employees; and/or c) the Company’s products or services.
9.Miscellaneous.

(a)
This Agreement is not a promise of employment. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, it cancels and supersedes all prior agreements with respect to the subject matter hereof, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such terms.

(b)
No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. This Agreement is intended, among other things, to supplement the applicable common and/or statutory laws and does not in any way abrogate any of the obligations or duties Employee otherwise owes to the Company.

(c)
This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee’s rights, interests or obligations hereunder. Employee hereby agrees and acknowledges that the Company may assign any or all of its rights and interest hereunder, including, but not limited to, Employee’s agreements contained in Section 2 and Section 3 hereof, without the consent of Employee, to any person or entity that acquires any of the assets of the Company, or to any affiliate of the Company, or to any entity with which the Company merges or consolidates.

(d)	Whenever any notice is required hereunder, it shall be given in writing addressed as follows:
To the Company:            United Rentals, Inc.
100 First Stamford Place - Suite 700
Stamford, CT 06902
Attn: Human Resources Department

with a copy to:         United Rentals, Inc.
100 First Stamford Place - Suite 700
Stamford, CT 06902
Attn: Legal Department

To Employee:	To the home address Employee last provided to the Company’s Human Resources department
Notice shall be deemed effective: (a) five business days after the document is deposited in the U.S. mail (provided it is sent via first class mail, certified, return receipt requested); (b) one business day after the document is delivered to a nationally recognized air courier for next day delivery; and/or (c) upon personal delivery. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph.

(e)
If any section, provision or clause of this Agreement, or any portion thereof, is held void or unenforceable, the remainder of such section, provision or clause, and all other sections, provisions or clauses of this Agreement, shall remain in full force and effect as if the section, provision or clause determined to be void or unenforceable had not been contained herein. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

(f)
All rights and remedies of either Party expressly set forth herein are intended to be cumulative and not in limitation of any other right or remedy set forth herein or otherwise available to such party at law or in equity. Notwithstanding the foregoing, in no event shall either party be liable to the other for consequential or punitive damages, except as otherwise provided in this Agreement.

(g)	This Agreement shall in all respects be constructed according to the laws of the State of Connecticut, without regard to its conflict of laws principles.

(h)
This Agreement may be executed by facsimile and/or in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

UNITED RENTALS, INC.                    EMPLOYEE

BY: ___________________________                _________________________________
JESSICA GRAZIANO
NAME: ________________________

TITLE: _________________________                 DATE: _________________________

DATE: _________________________

EXHIBIT A
Aggreko
Ahern Rentals Inc.
American Equipment Company
Ashtead Group Plc
Atlas Copco Group
Atlas Copco Rental Service
Blueline Rental
Caterpillar Inc.
CAT Rental
Deere & Co.
GE Capital equipment leasing divisions
Golder Thoma
H & E Equipment Services
Hertz Equipment Rental Corp.
Home Depot
National Equipment Services, Inc.
Nations Rent, Inc.
Neff Corporation
RentX Industries, Inc.
Sunstate Equipment Co.
Sunbelt Rentals Inc.
Any company on the “RER 100” list
Any affiliate of any of the foregoing.